Exhibit 99.2

For More Information, Contact:

Cygnus, Inc.
(415) 392-6220
www.cygn.com
Cygnus Announces Adoption of Stockholder Rights Plan Prior To Corporate Dissolution
SAN FRANCISCO, CA, October 17, 2005 — Cygnus, Inc. (OTCBB: CYGN) today announced that it has adopted a stockholder rights plan, effective immediately, designed to protect the interests of Cygnus and its stockholders in the event of an unsolicited takeover attempt. The plan, among other things, encourages potential acquirers of Cygnus to negotiate with the Board of Directors of Cygnus so as to enhance the Board’s ability to achieve the best possible value for all of the Company’s stockholders. The plan is also designed to protect the Company’s net operating loss (“NOL”) carryforwards for tax purposes, which would be substantially limited or eliminated if 5% shareholders increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points.
Under the plan, each holder of Cygnus common stock as of the close of business on October 24, 2005 will receive one right for each share of common stock held. Each right entitles the holder to purchase from Cygnus one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $0.75, subject to adjustment. The rights will become exercisable and will detach from the common stock at a specified period of time after any person has become the beneficial owner of 4.95% or more of Cygnus outstanding common stock (an “Acquiring Person”) or has commenced a tender or exchange offer that, if consummated, would result in such person becoming the beneficial owner of 4.95% or more of Cygnus’ outstanding common stock.
In the event that, at any time after the adoption of the plan, any person becomes the beneficial owner of 4.95% or more of Cygnus’s outstanding common stock, or Cygnus is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power after such time as there is an Acquiring Person, each right will entitle the holder, other than such Acquiring Person, to purchase for the then-applicable purchase price that amount of Cygnus common stock or common stock of the acquiring person, as applicable, at a 50% discount to the then current market price of the stock. The 4.95% threshold is increased to 12.5% in the case of any person or persons who have filed a Schedule 13D with the U.S. Securities and Exchange Commission prior to the date of the adoption of the plan.
Cygnus may redeem the rights at a price of $0.001 per right at any time prior to the time a person has become an Acquiring Person. The rights will expire on October 17, 2015, unless earlier exchanged or redeemed.
Cygnus was founded in 1985 and is headquartered in San Francisco, California. Until the sale of its glucose-monitoring assets to Animas Corporation and Animas

Technologies LLC on March 23, 2005, Cygnus developed, manufactured and commercialized new and improved glucose-monitoring devices. The Company recently entered into a settlement agreement with Ortho-McNeil Pharmaceutical, Inc. in which Cygnus received $4 million in cash. Cygnus intends to file its certificate of dissolution, satisfy (or provide for) its liabilities and thereafter distribute its remaining assets to its stockholders sometime in the near future. For more information on Cygnus, please call 1.415.392.6220 or visit www.cygn.com.
Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to statements regarding Cygnus’ plans with respect to filing of its certificate of dissolution and the distribution to stockholders. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Cygnus’ actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release. These risks and uncertainties include, but are not limited to, the risk that Cygnus incurs additional liabilities that Cygnus does not now anticipate, that Cygnus’ expenses may be higher than expected, that the settlement of Cygnus’ liabilities could be higher than expected, that the amount of the distribution to stockholders might be smaller than anticipated and that the distribution might be delayed. All forward-looking statements included in this news release are based on information available to Cygnus on the date hereof, and Cygnus assumes no obligation to update any such forward-looking statements.

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